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                                                                    EXHIBIT J(2)

                  Salomon Brothers CAPITAL AND INCOME Fund Inc.

                                    February [__], 2004

                       Re: Salomon Brothers Capital and Income Fund Inc. (the "Fund")

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110
Attn:

Ladies and Gentlemen:

          This is to advise you that a new fund, which is to be known as Salomon Brothers Capital and Income Fund Inc. has been established. In accordance with
Section 17.5, the Additional Funds provision of the Master Custodian Agreement dated as of June 29, 2001 by and between certain management investment companies and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for the aforementioned new fund under the terms of the aforementioned agreement.

          Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                  Sincerely,

                                   Salomon Brothers Capital and Income Fund Inc.



                                  By:  ______________________________
                                  Name:
                                  Title:

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY



By:_________________________
Name:
Title:

Effective Date: February [__], 2004